Exhibit 99.1

                             AURORA GOLD CORPORATION

NEWS RELEASE 02-2005                                            October 12, 2005

                                                            Trading Symbol: ARXG
                                                                  (NASD OTCBB)

                                  NEWS RELEASE
                                  ------------

Aurora Gold Corporation announces that it has entered into an option agreement over the Nova Porto project in the Tapajos gold province, Para State, Brazil and has commenced an initial exploration program.

AURORA GOLD CORPORATION (the "Company") announces that the company has entered into an option agreement over the Nova Porto project area and has commenced a reconnaissance exploration program. The Nova Porto project is located in the rich and largely unexplored Tapajos gold province in Para State, Brazil and covers an area of approximately 34,000 hectares. The option agreement covers two exploration licences.

The Company is targeting large tonnage low to medium grade gold deposits such as the Brazauro Tocantinzinho project.

The Tapajos Gold Province comprises an area of approximately 300km by 350km located in south westerly reaches of the state of Para. The dominant lithologies are composed of Paleoproterozoic aged volcanic and plutonic rocks and hosts gold mineralization related to two metallogenic events. The older event comprises orogenic mesothermal shear hosted lode deposits, while the younger event related to emplacement of post-orogenic alkaline granitoids as volcanic edifices and along structural corridors, is constituted by epithermal to epizonal type deposits.

The Company's project area lies on a dominant NW faulted contact between the Parauari Intrusive Suite and the later Maloquinha Suite, and this contact has been the focus of large-scale alluvial workings.

Approximately 40km to the South West of the project area is the Brazauro Resources Corporation owned Tocantinzinho project. The Tocantinzinho project has had a long history of exploration and now Brazauro boasts a large tonnage operation with the initial NI 43-101 resource estimate due out late in 2005. Several significant intersections are reported including 165.4m @ 1.7g/t, 174m @ 2.4g/t and 170m @ 1.8g/t.

The Company's Nova Porto project has many similarities to the large Tocantinzinho project including, immediate proximity to large-scale alluvial mining, proximity to the faulted contact of the Parauari


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Intrusive  Suite  and  the later Maloquinha Suite, (as described above and which hosts many other gold deposits in the region), and both projects share a North West trend.

The option agreement allows for the Company to earn a 100% interest in the Novo Porto project via structured cash payments and leaving the vendors with a 2% NSR. The total option agreement payments for the two licences are structured as follows: November 15, 2005 - USD $25,000; May 15, 2006 - USD $75,000; May 15,
2007 - USD $100,000 and May 15, 2008 - USD $150,000. Aurora Gold may withdraw from the option agreement at any time. Should Aurora Gold decide to pursue either or both exploration licences after May 15, 2009 then a final payment of USD $1,850,000 per licence for a total of USD $ 3,700,000 would be paid. The total payment for one licence is USD $2,200,000 and for the two licences is USD $4,050,000.

The Company has initiated a rock chip and outcrop-sampling program together with a close spaced soil geochemistry program to delineate the anomalous targets for follow up drill testing.

Results from the sampling and geochemistry programs are expected within the next two weeks.

Aurora Gold Corporation is a mineral exploration company whose stock trades under the symbol "ARXG" on the NASD OTC Bulletin Board.

For Further information, please call Klaus Eckhof at
Phone:       (+618) 9240-2836
Mobile:      (+61) 411-148-209


ON BEHALF OF THE BOARD

"Klaus Eckhof"

Klaus Eckhof
Director

This  press  release includes "Forward-Looking Statements" within the meaning of
Section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under the heading "Risk Factors" and elsewhere in the Company's documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. All dollar amounts are expressed in US dollars unless otherwise stated.